Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3, and the Prospectus which is a part thereof, relating to the registration of $325 million of debt securities of EOP Operating Limited Partnership, of the related guarantees of Equity Office Properties Trust, and of 9,558,824 common shares of beneficial interest of Equity Office Properties Trust issuable upon exchange of the debt securities, of our reports dated April 12, 2000 and March 3, 2000 relating to the financial statements and financial statement schedules of Cornerstone Properties Limited Partnership and Cornerstone Properties Inc., respectively, which appear in EOP Operating Limited Partnership’s and Equity Office Properties Trust’s Current Reports on Form 8-K dated July 5, 2000. We also consent to the reference to us under the heading “Experts” in such registration statement and related prospectus.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 30, 2000